Exhibit 99.77(q)(1)(a)(1)

AMENDMENT NO. 37 TO TRUST INSTRUMENT OF

VOYA FUNDS TRUST

Establishment of New Share Class

Effective: May 12, 2016

THIS AMENDMENT NO. 37 TO THE TRUST INSTRUMENT OF VOYA FUNDS TRUST (“VFT”), a Delaware statutory trust, dated July 30, 1998, as amended (the “Trust Instrument”), reflects resolutions adopted by the Board of Trustees of VFT on May 12, 2016, with respect to Voya High Yield Bond Fund (the “Fund”), a series of VFT, acting pursuant to the Trust Instrument, including Article II, Sections 2.1 and 2.6 and Article XI, Section 11.8 of VFT’s Trust Instrument. The resolutions serve to establish and designate a new share class for the Fund.

VOYA FUNDS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of Voya Funds Trust (“VFT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of VFT at a meeting held on May 12, 2016 with regard to the establishment of Class R6 shares of VFT on behalf of Voya High Yield Bond Fund:

RESOLVED, that pursuant to the Trust Instrument dated July 30, 1998, as amended (the “VFT Trust Instrument”) of Voya Funds Trust (“VFT”), including Article II, Sections 2.1 and 2.6, and Article XI, Section 11.8, the Board of Trustees of VFT hereby establishes and designates an additional class of shares for Voya High Yield Bond Fund (“High Yield Fund”), which shall be designated Class R6 shares, be, and it hereby is, approved;

FURTHER RESOLVED, that VFT be, and it hereby is, authorized to issue and to sell for cash or securities from time to time an unlimited number of full and/or fractional Class R6 shares of beneficial interest of the High Yield Fund, such shares to be issued and sold at net asset value per share, and, in the case of fractional shares, at a proportionate reduction in such price, in a public offering registered under the 1933 Act, and in accordance with the applicable provisions of the VFT Trust Instrument, the By-laws, the laws of the state of Delaware, and the federal securities laws;

FURTHER RESOLVED, that such shares shall be issued in uncertificated form, unless and to the extent necessary, in the judgment of VFT’s officers, with the advice of VFT counsel, to conduct the offering and listing of the High Yield Fund’s Class R6 shares;

FURTHER RESOLVED, that when so issued and paid for, such shares shall be duly and validly issued, fully paid and non-assessable;

FURTHER RESOLVED, that the officers of VFT be, and each hereby is, severally authorized with the assistance of counsel, to take any and all such actions they determine, in their discretion, to be necessary to prepare, execute and deliver an Amendment to the VFT Trust Instrument with respect to the Class R6 shares for High Yield Fund, established and designated by the resolutions, to be effective on a date deemed appropriate by the officers of VFT;

FURTHER RESOLVED, that it is desirable and in the best interest of VFT that Class R6 shares of the High Yield Fund be qualified or registered for sale in various states and other jurisdictions, that the appropriate officers of VFT be, and each hereby is, authorized to determine the states and other jurisdictions in which appropriate action shall be taken to qualify or register for sale all or such part of said shares as said officers may deem advisable; that the appropriate officers of VFT be, and each hereby is, authorized to perform in the name and on behalf of VFT any and all such acts as such officer may deem necessary or advisable in order to comply with the applicable laws of any such states and jurisdictions, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to, notice filings, applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process, and the execution by such officers of any such paper or document or the doing by such officer of any action in connection with the foregoing matters shall conclusively establish such officer’s authority therefor from VFT and the approval and ratification by VFT of the papers and documents so executed and the action so taken; and

FURTHER RESOLVED, that the officers of VFT, on behalf of the High Yield Fund be, and each hereby is, severally authorized to take all such actions and to prepare, execute and deliver such instruments as are necessary to carry out the foregoing resolutions, including, but not limited to, the filing of a post-effective amendment to VFT’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, for the purpose of registering the Class R6 shares for the High Yield Fund, to prepare and file such amendment to the Registration Statement in such form as may be approved by such officers and counsel, and issuance of Class R6 shares in accordance with the foregoing resolutions, the VFT Trust Instrument, the By-laws, and the amendment to the Registration Statement, the laws of the State of Delaware and federal securities laws.

/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated: May 24, 2016